Exhibit 99.1

Erie Indemnity Reports Second Quarter 2008 Results

Erie, Pa., July 30, 2008 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the second quarter 2008.

Key points for the second quarter 2008:

•	Net income per share-diluted decreased to $0.71 per share in the second quarter 2008, compared to $1.11 per share in the second quarter of 2007, influenced by net realized losses on investments of $0.16 per share, after tax.

•	Net realized losses on investments resulted from impairment charges on investments of $0.14 per share, after-tax, and declines of $0.05 per share, after-tax, in the valuation of common stock measured at fair value.

•	Equity in earnings of limited partnerships decreased $0.10 per share, after-tax.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) decreased by 19.6 percent to $0.87 per share in the second quarter of 2008, from $1.09 per share for the same period one year ago.

•	Gross margins were 19.1 percent in the second quarter of 2008 compared to 21.4 percent in the second quarter of 2008.

•	Management fee revenue was flat, decreasing 0.3 percent, to $256 million for the second quarter of 2008.

•	Commission costs remained flat while costs other than commissions increased 9.8 percent in the second quarter of 2008.

•	The GAAP combined ratio was 93.7 in the second quarter of 2008 compared to 84.8 in the second quarter of 2007.

Details of Second Quarter 2008 Results — Segment Basis:

Management operations

Management fee revenue reflected a slight decrease of 0.3 percent for the quarter ended June 30, 2008. The management fee rate was set by the Company’s Board of Directors at its maximum level of 25 percent for both 2008 and 2007. Direct written premiums of the Property and Casualty Group, upon which the management fee is calculated, remained flat in the second quarter of 2008, compared to the second quarter of 2007, reflecting reductions in average premium offset by increases in policies in force.
The year-over-year average premium per policy was $960 compared to $984 at June 30, 2008 and 2007, respectively, a decrease of 2.4 percent. The Property and Casualty Group has been implementing rate reductions to be more price competitive, which resulted in a $17.3 million decrease in written premiums in the first half of 2008. An additional $14.1 million in rate reductions are forecasted for the remainder of the year. The impact of these rate decreases is seen primarily in the renewal premiums.

Policies in force grew 2.5 percent to 3.9 million at June 30, 2008. Growth in policies in force is the result of continuing improvements in policyholder retention and increases in new policies sold. The policyholder retention ratio increased to 90.4 percent at June 30, 2008, compared to 90.2 percent at December 31, 2007 and 89.9 percent at June 30, 2007.

The Company continues to expand its agency force in efforts to grow premiums and improve its competitive position in the marketplace. Through the second quarter of 2008 the Company appointed 84 new agencies, bringing total agencies to 2,016 at June 30, 2008. The Company expects to meet its goal of appointing140 new agencies during 2008.

The cost of management operations increased 2.8 percent to $213.1 million in the second quarter of 2008, from $207.4 million for the same period in 2007. Commission costs, the largest component of the cost of management operations, were flat at $148.8 million in the second quarter 2008 compared to 2007. Estimates for agent bonuses decreased $2.3 million in the second quarter of 2008, offset by increases in normal and accelerated rate commissions to agents, the private passenger auto bonus and promotional incentives.

Second quarter cost of management operations, excluding commission costs, increased 9.8 percent to $64.3 million from $58.5 million. Personnel costs, the second largest component in the cost of management operations, increased 4.9 percent, or $1.7 million, in the second quarter of 2008. Driving this increase was a $1.0 million charge for severance costs for an executive officer who resigned during the quarter and a $0.6 million increase in salaries and wages due to higher average pay rates partially offset by lower staffing levels. Excluding the severance charge, personnel costs rose 2.0 percent in the second quarter.

All other operating costs increased 14.6 percent driven by a $2.2 million increase in consulting fees primarily due to contract labor costs related to our technology development efforts. The estimate for growth in non-commission operating costs is about 13 percent for 2008 as the Company plans to increase investments in information technology during the second half of the year. During this period, the Company expects to begin the replacement of its policy administration systems and as a result, expects to incur additional expenses of approximately $10 million.

Insurance underwriting operations

The Company’s insurance underwriting operations generated gains of $3.2 million and $7.9 million in the second quarters of 2008 and 2007, respectively. The GAAP combined ratio for the Company was 93.7 percent in the second quarter 2008 compared to 84.8 percent for the same period in 2007.

•	Losses on the current accident year contributed 6.7 points to the combined ratio in the second quarter of 2008, compared to 0.7 points in the second quarter of 2007. Increased severity in homeowners and three catastrophic liability workers compensation claims incurred in the second quarter were the primary contributors to the 2008 losses.

•	Development of prior accident year loss reserves continued to be favorable improving the loss ratio 3.9 points, or $2.0 million, in the second quarter 2008, compared to an improvement of 4.3 points, or $2.2 million, for the second quarter of 2007. This development is reflective of improved frequency and severity trends on automobile bodily injury and uninsured/underinsured motorist bodily injury.

•	Catastrophe losses contributed 3.0 points and 2.2 points to the GAAP combined ratio in the second quarters of 2008 and 2007, respectively.

The Company’s share of catastrophe losses amounted to $1.5 million and $1.1 million in the second quarters of 2008 and 2007, respectively. Catastrophe losses incurred for the first half of 2008 and 2007 were $2.4 million and $1.4 million, respectively. Underwriting losses are seasonally higher in the second and fourth quarters and as a consequence, the Company’s combined ratio generally increases as the year progresses.

Investment operations

Net revenue from investment operations was $7.9 million for the second quarter of 2008, compared to $37.8 million for the second quarter of 2007. Net realized losses on investments were $14.3 million in the second quarter of 2008 compared to net realized gains of $2.2 million in 2007. Impairment charges of $12.4 million were recorded on bonds and preferred stock during the second quarter of 2008. Impairment charges were recorded on securities in the financial services industry sector due to continued declines in fair value and credit deterioration that occurred during the quarter. The majority of impairments relate to securities that are performing in line with anticipated or contractual cash flows. Valuation losses on common equity securities of $4.6 million were reported through earnings in the second quarter of 2008 as these securities are measured at fair value.

Equity in earnings of limited partnerships decreased to $11.3 million in the second quarter of 2008 from $20.2 million in the second quarter of 2007. This decline is primarily from decreased earnings in the Company’s real estate limited partnerships.

Net investment income, which includes primarily interest and dividends on the Company’s bonds and stocks, decreased by 18.9 percent to $11.5 million for the quarter ended June 30, 2008, from $14.1 million for the same period in 2007 due to lower invested asset balances as a result of the Company’s continued share repurchase activity.

In the second quarter of 2008, the Company repurchased .7 million shares of its outstanding Class A common stock in conjunction its stock repurchase plan at a total cost of $36.9 million. In the first half of 2008, 1.9 million shares were repurchased at a total cost of $97.7 million. At June 30, 2008, approximately $94.2 million in repurchase authority remains under this plan.

Since 1925, Erie Indemnity Company has provided management services to the Erie Insurance Exchange and the other member companies of the Erie Insurance Group, which include Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 3.9 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 488 on the FORTUNE 500.

Most recently, Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience.” This award recognizes the top rankings in J.D. Power’s 2008 Insurance New Buyer Study, which assesses customers’ experience in purchasing a new auto insurance policy.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not in the present or past tense and can generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “seek,” “should,” “target,” “will,” and other expressions that indicate future trends and events. Forward-looking statements include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of such statements are discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volumes, and agency appointments. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements are the following: factors affecting the property/casualty and life insurance industries generally, including price competition, legislative and regulatory developments, government regulation of the insurance industry including approval of rate increases, the size, frequency and severity of claims, natural disasters, exposure to environmental claims, fluctuations in interest rates, inflation and general business conditions; the geographic concentration of our business as a result of being a regional company; the accuracy of our pricing and loss reserving methodologies; changes in driving habits; our ability to maintain our business operations including our information technology system; our dependence on the independent agency system; the quality and liquidity of our investment portfolio; our dependence on our relationship with Erie Insurance Exchange; and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. A forward-looking statement speaks only as of the date on which it is made and reflects the Company’s analysis only as of that date. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

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